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Exhibit 99.1

                                                               [GRAPHIC OMITTED]


For Immediate Release
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                 STONEPATH GROUP TO ACQUIRE LOGISTICS SPECIALIST
                                AIR PLUS LIMITED

                     ACQUISITION WILL COMPLETE FIRST STEP IN
                             CONSOLIDATION STRATEGY

   Conference Call Scheduled for Wednesday, September 5, 2001, at 9:00 AM, ET
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PHILADELPHIA, PA, September 4, 2001 - Stonepath Group (AMEX: STG) today announced that it has agreed to acquire Air Plus Limited and its operating affiliates, a group of Minneapolis-based, privately held companies that provide a full range of logistics and transportation services. The total value of the transaction is $34.5 million, consisting of cash of $17.5 million at closing and a four-year earn-out arrangement based upon the future financial performance of Air Plus.

Founded in 1990, Air Plus is one of the leading time definite transportation logistics organizations operating in the United States providing a full range of transportation and distribution solutions including warehousing and order fulfillment. Air Plus services a customer base of manufacturers, distributors and national retail chains through its network of 16 offices in 13 North American cities and Puerto Rico and an extensive network of over 200 agents.

Based upon historic financial statements, Air Plus has experienced double-digit revenue growth during the past four years and has been profitable since inception. For the year ended December 31, 2000, Air Plus realized pre-tax earnings of $3.9 million on gross revenue of $56.2 million. This reflects a 30% increase over the $43.4 million of revenue recorded for the prior year and an 18% increase over the $3.3 million of pre-tax earnings realized for the prior year. Adjusting for non-recurring expenses, normalized pre-tax earnings for the year ended December 31, 2000 would have been approximately $7.7 million.

Further, for the six months ended June 30, 2001, Air Plus realized pre-tax earnings of $.7 million on revenue of $26 million. This reflects a 32% increase over the $19.7 of revenue recorded for the prior year comparative period and a 56% decrease under the $1.6 million of pre-tax earnings realized for the prior year comparative period. The decrease in pre-tax earnings was primarily attributable to approximately $1.2 million of non-recurring expenses incurred by Air Plus associated with the opening of six new logistics centers during the period. As these logistics centers become fully deployed, Air Plus expects earnings to return to historic levels.

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Stonepath's Chairman of the Board and CEO, Dennis Pelino, remarked, "Air Plus will be the ideal operating platform upon which to build a technology-driven, full-service, global logistics organization. Air Plus excels at providing efficient, integrated transportation solutions that are demanded by corporate America. We plan to continue the Air Plus tradition of operational excellence, strong financial performance and superior customer service while expanding on their capabilities and enhancing their technology."

Pelino continued: "We believe that innovative technology platforms will be the key to continued growth and expansion in the logistics services industry. Although there are numerous vertical systems available on the market today, there continues to be an absence of integrated horizontal systems that provide complete visibility of the supply chain. Horizontal systems automate functionality and streamline logistics companies. By developing these platforms and integrating them with our future operating companies, Stonepath will improve customer service and increase profitability."

Chairman of the Board and CEO of Air Plus, Gary Koch, commented, "Joining Stonepath Group will help us fully capitalize on the enormous market potential for global, integrated logistics services. We are very excited about the opportunity to greatly expand our services and take our technology offerings to the next level. Providing superior customer service has always been our primary goal and this partnership will be a winning proposition for our existing customers and will position us to aggressively pursue new business."

The transaction is expected to close within 60 days, and is subject to customary closing conditions, including the completion of audited financial statements and the receipt of a fairness opinion. After the closing Air Plus will operate as a wholly-owned subsidiary of Stonepath Group.

Stonepath Group will hold a conference call on Wednesday, September 5, 2001, at 9:00 AM, ET. To participate in the conference call, dial 1-888-276-0005 or 1-612-288-0337.

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About Stonepath Group

Founded in 1998, Stonepath Group (AMEX: STG) is building a global logistics organization that integrates streamlined operating companies and innovative technologies. In June 2001, Stonepath Group announced its new strategy to create a global logistics organization and appointed Dennis Pelino, a logistics executive with over 25 years' experience in the logistics industry, to the position of Chairman and CEO. Stonepath Group (www.stonepath.com) is headquartered in Philadelphia, PA.


This press release may include forward-looking statements within the meaning of
Section 7A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us and our affiliate companies, that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions. This press release relies upon unaudited internal financial information prepared by Air Plus. Accordingly, there can be no assurance that upon subsequent audit, adjustments may not be required. These adjustments could materially effect the financial information presented. Other factors that might cause or contribute to such a discrepancy include, but are not limited to, those identified in our other Securities and Exchange Commission filings, including our Registration Statement on Form S-3 filed on August 10, 2001 with the SEC (File No. 333-64452) and our Annual Report on Form 10-K filed on April 2, 2001.